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As filed with the Securities and Exchange Commission on March 9, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TELETECH HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-1291044
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employee Identification No.)

9197 S. Peoria Street
Englewood, Colorado 80112
(303) 397-8100
(Address, including zip code, and telephone number, including area code, of registrant's executive offices)

TELETECH HOLDINGS, INC. AMENDED AND
RESTATED EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Sharon A. O'Leary, Esq.
Senior Vice President, General Counsel & Secretary
TeleTech Holdings, Inc.
9197 S. Peoria Street
Englewood, Colorado 80112
(303) 397-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum Offering price per share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, par value $.01 per share	1,500,000	$7.325	$10,987,500	$1,392.12

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act"), this registration statement covers, in addition to the number of shares of Common Stock shown above, an indeterminate number of shares that may be issued as a result of anti-dilution provisions contained in the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Act on the basis of the average of the high and low sales prices of the Common Stock as reported on the Nasdaq National Market on March 8, 2004.

EXPLANATORY NOTE

        On February 26, 2004, the Company's Board of Directors approved an amendment to increase the number of shares of Common Stock available for issuance thereunder by 1,5000,000 shares. The amendment will be submitted to a vote of the Company's Common Stockholders at the 2004 Annual Meeting of Stockholders to be held on May 20, 2004. After giving effect to the amendment, the total number of shares of Common Stock subject to the Plan shall be 2,500,000.

        Pursuant to Instruction E of Form S-8, this Registration Statement registers (i) an additional 1,500,000 shares of Common Stock, $.01 par value per share, of TeleTech Holdings, Inc. ("TeleTech" or the "Company"), issuable under the Company's Amended and Restated Employee Stock Purchase Plan (the "ESPP"). On December 10, 1996, the Company filed Registration Statement No. 333-17569 on Form S-8 with the Securities and Exchange Commission ("SEC") to register 200,000 shares under the ESPP; on October 2, 2000, the Company filed Registration Statement No. 333-47142 on Form S-8 with the SEC to register an additional 200,000 shares under the ESPP; and on September 19, 2001, the Company filed Registration Statement No. 333-69668 on Form S-8. with the SEC to register an additional 600,000 shares under the ESPP. We incorporate the contents of Registration Statement Nos. 333-17569;333-47142; and 333-69668 by reference.

PART I
INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Note: The document(s) containing the information concerning the ESPP required by Item 1 of Form S-8 and the statement of availability of registrant information, Plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 of the Securities and Exchange Act of 1933, as amended (the "Act"). In accordance with Rule 428 of the Act and the requirements of Part I Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. We will maintain a file of such documents in accordance with the provisions of Rule 428 of the Act. Upon request, we will furnish the Commission or its staff with a copy or copies of any or all documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The SEC allows us to "incorporate by reference" certain information that we file with the SEC. Information incorporated by reference is considered a part of this registration statement and later information filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. We incorporate by reference the documents listed below and any future filings made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

        1.     Our annual report on Form 10-K for the year ended December 31, 2003;

        2.     All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above; and

        3.     The description of our common stock, par value $.01 per share ("Common Stock") contained in our Registration Statement on Form 8-A which was filed on July 19, 1996 pursuant to Section 12 of the Exchange Act.

        Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated herein by reference modifies or supersedes such earlier incorporated statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable. (The Common Stock is registered under Section 12 of the Exchange Act).

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        TeleTech's certificate of incorporation and bylaws provide that TeleTech will indemnify, to the fullest extent permitted by Delaware General Corporation Law, all directors, officers, employees and agents of TeleTech in defending any civil, criminal, administrative or investigative action, suit or proceeding. Delaware General Corporation Law grants each corporation the power to indemnify any or all of its directors, officers, employees or agents who were or are a party or are threatened to be made parties to an action of any kind by reason of the fact of such persons' connection with the corporation but only when such persons' conduct is determined to be worthy of indemnification. To the extent that a director or officer of a corporation has been successful in defense of any action, suit or proceeding, he or she will be indemnified against all costs, charges and expenses, including attorneys' fees, actually and reasonably incurred by him or her or on his or her behalf. Modification or repeal of this provision will not increase the personal liability of any director, officer, employee or agent of TeleTech for any act taking place prior to such modification or repeal.

        The Registrant maintains liability insurance for the benefit of its directors and officers.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit No.		Description
4.1	*	Form of Certificate Representing shares of Common Stock
5.1		Opinion of Sharon A. O'Leary regarding the legality of the securities being registered.
23.1		Consent of Sharon A. O'Leary (included in Exhibit 5.1)
23.2		Consent of Ernst & Young, LLP
99.1		TeleTech Holdings, Inc. Amended and Restated Employee Stock Purchase Plan

*
Incorporated by reference from Registration Statement on Form 8-A filed on July 19, 1996

Item 9. Undertakings.

        (a)   The Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, TeleTech Holdings, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 9, 2004

TELETECH HOLDINGS, INC.
By:	/s/ SHARON A. O'LEARY Sharon A. O'Leary Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed on March 9, 2004 by the following persons in the capacities indicated:

Signature	Title

PRINCIPAL EXECUTIVE OFFICER
/s/ KENNETH D. TUCHMAN Kenneth D. Tuchman	Chief Executive Officer and Chairman of the Board
PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER
/s/ DENNIS LACEY Dennis Lacey	Chief Financial Officer
DIRECTORS
/s/ KENNETH D. TUCHMAN Kenneth D. Tuchman	Chairman of the Board
/s/ JAMES E. BARLETT James E. Barlett	Vice Chairman
/s/ GEORGE HEILMEIER George Heilmeier	Director
/s/ WILLIAM A. LINNENBRINGER William A. Linnenbringer	Director
/s/ RUTH C. LIPPER Ruth C. Lipper	Director

/s/ MORTON H. MEYERSON Morton H. Meyerson	Director
/s/ MARK C. THOMPSON Mark C. Thompson	Director
/s/ SHIRLEY YOUNG Shirley Young	Director

Dated: March 9, 2004

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EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES